                                                                    EXHIBIT 12.4

                           ALCO STANDARD CORPORATION
       RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                   (EXCLUDING CAPTIVE FINANCE SUBSIDIARIES)
                            (dollars in thousands)

                                                   1996         1995         1994          1993         1992
                                                 --------     --------     --------      --------     --------
Earnings
  Income from continuing operations            $  140,656   $  100,539   $  (11,351)   $   53,174   $   45,557
  Add:
    Loss from unconsolidated affiliate                                      117,158         2,538
    Provision for Income taxes                     85,512       63,938       32,904        34,621       29,777
    Fixed charges                                  59,514       42,138       32,389        25,707       20,188
                                                 --------     --------     --------      --------     --------

  Earnings, as adjusted                    (A) $  285,682   $  206,615   $  171,100    $  116,040   $   95,522
                                                 ========     ========     ========      ========     ========

Fixed Charges
  Other interest expense, including interest
    on capital leases                          $   37,179   $   21,672   $   16,118    $   15,382   $   11,400
  Estimated interest component of
    rental expense                                 22,335       20,466       16,271        10,325        8,788
                                                 --------     --------     --------      --------     --------

  Total fixed charges                              59,514       42,138       32,389        25,707       20,188

  Preferred stock dividends, as adjusted           35,883       24,892       18,908        15,794          129

                                                 --------     --------     --------      --------     --------
  Total fixed charges and preferred
    stock dividends                        (B) $   95,397   $   67,030   $   51,297    $   41,501   $   20,317
                                                 ========     ========     ========      ========     ========

  Ratio of earnings to fixed charges
   and preferred Stock dividends
    (A)/(B)                                           3.0          3.1          3.3           2.8          4.7
                                                      ===          ===          ===           ===          ===